As filed with the Securities and Exchange Commission on March 29, 2019

Registration No. ____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

3PEA INTERNTIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	95-4550154
(State of Incorporation)	(IRS Employer ID No.)

1700 W. Horizon Ridge Parkway, Suite 200,

Henderson, Nevada 89012

(702) 453-2221

(Address and Telephone Number of Principal Executive Offices)

2018 Incentive Compensation Plan

(Full title of the plan)

Mark Newcomer, Chief Executive Officer

3PEA International, Inc.

1700 W. Horizon Ridge Parkway, Suite 200,

Henderson, Nevada 89012

(702) 453-2221

(Name and address of agent for service)

COPIES TO:

Robert J. Mottern, Esq.

Davis Gillett Mottern & Sims, LLC

545 Dutch Valley Road, N.E., Suite A

Atlanta, Georgia 30340

Telephone: (404) 607-6933

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.00001 per share (1)	5,000,000	$6.98	$34,900,000.00	$4,229.88

(1)	Consists of an aggregate of 5,000,000 shares of Common Stock, par value $0.001 per share, authorized under the 3PEA International, Inc. 2018 Incentive Compensation Plan. Pursuant to Rule 457(h), the offering price is calculated solely for purposes of calculating the registration fee based on the closing bid price of the Common Stock as reported on the NASDAQ Capital Market on March 22, 2019.

(2)	Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock.

PART I

ITEM I.	Plan Information.

Not required to be filed with this Registration Statement.

ITEM 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

(a)	Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

(b)	All other reports, if any, filed by the Registrant pursuant to Section 13(a) of the Securities Exchange Act of 1934 since the end of the fiscal year ended December 31, 2018.

From the date of filing of such documents, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and before the filing of a post-effective amendment to this Registration Statement that indicates that all securities covered by the Registration Statement have been sold or that deregisters all securities covered by the Registration Statement then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities.

The Common Stock to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5.	Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

Under Article V.B of our Articles of Incorporation, we are required to indemnify and hold harmless, to the fullest extent permitted by Nevada law, our officers and directors.  Furthermore, Article V.C of our Articles of Incorporation, we are required to advance any expenses of an officer or director incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

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Under Article VII of our Bylaws, we required to indemnify, to the fullest extent required by Nevada law, each director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any proceeding, by reason of the fact that he or she is or was our director or officer or member, manager, or managing member of a predecessor limited liability company or affiliate of such limited liability company, or is or was serving in any capacity at our request as a director, officer, employee, agent, partner, member, manager, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise or affiliate. Indemnification may not be made to or on behalf of an indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud, or a knowing violation of law and was material to the cause of action. Furthermore, we are required to advance expenses to an indemnitee in advance of a final disposition of the proceeding.

The indemnification provided by our Articles of Incorporation and Bylaws is not exclusive of any rights to which those indemnified may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the Nevada law, the Registrant's Articles of Incorporation, the Registrant's By-Laws or any indemnification agreements of the Registrant with its directors and officers, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	Exemption from Registration Claimed.

Not applicable.

ITEM 8.	Exhibit.

Exhibit No.	Exhibit
4.1	2018 Incentive Compensation Plan.

4.2	Form of Incentive Stock Option Agreement.

4.3	Form of Non-Qualified Stock Option Grant

4.4	Form of Restricted Stock Award.

5	Opinion re: Legality.

23.1	Consent of Squar Milner LLP to the use of its opinion included in the Annual Report of the Registrant on Form 10-K for the fiscal year ended December 31, 2018.

23.2	Consent of Davis Gillett Mottern & Sims, LLC to the filing of its opinion with respect to the legality of the securities being registered hereby (included in Exhibit No. 5).

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ITEM 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on March 29, 2019.

3PEA INTERNATIONAL, INC.

Date: March 29, 2019	/s/ Mark Newcomer
By: Mark Newcomer, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Newcomer	Chief Executive Officer and Director (Principal	March 29, 2019
Mark Newcomer	Executive Officer)

/s/ Mark Attinger	Chief Financial Officer (Principal Financial and	March 29, 2019
Mark Attinger	Accounting Officer)

/s/ Dan Henry	Chairman and Director	March 29, 2019
Dan Henry

/s/ Daniel Spence	Chief Technical Officer and Director	March 29, 2019
Daniel Spence

/s/ Joan Herman	Chief Operating Officer and Director	March 29, 2019
Joan Herman

/s/ Dennis Triplett	Director	March 29, 2019
Dennis Triplett

/s/ Quinn Williams	Director	March 29, 2019
Quinn Williams

/s/ Bruce Mina	Director	March 29, 2019
Bruce Mina

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